EXHIBIT (a)(5)(B)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Depositary Shares. The offer is made solely by the Offer to Purchase, dated June 1, 2009 (the “Offer to Purchase”), and the related Letter of Transmittal, and any amendments or supplements thereto. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders in any jurisdiction in which the making or acceptance of offers to sell shares would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of Zions Bancorporation by Goldman, Sachs & Co., the Dealer

Manager for the offer, or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Notice of Offer to Purchase for Cash

by

Zions Bancorporation

Up to 4,000,000 Depositary Shares Representing a 1/40th Ownership Interest in a Share of Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock At a Per Share Purchase Price Not Less Than $10.00 nor Greater Than $11.50

Zions Bancorporation, a Utah corporation (the “Company”), is offering to purchase up to 4,000,000 shares of its outstanding Depositary Shares each representing a 1/40th ownership interest in a share of Series A Floating-Rate Non-Cumulative Perpetual Preferred Stock, with a liquidation preference of $25.00 per Depositary Share (the “Depositary Shares”), at a price not less than $10.00 nor greater than $11.50 per Depositary Share (in increments of $0.10), plus accrued but unpaid dividends up to, but not including, the date the Depositary Shares are purchased, net to the seller in cash, without interest, for Depositary Shares validly tendered and not validly withdrawn. The offer is subject to the terms and conditions set forth in the Offer to Purchase and the related Letter of Transmittal, which, together with any amendments or supplements to either, collectively constitute the “Offer.”

The Offer is not conditioned on receipt of financing or on a minimum number of Depositary Shares being tendered. The Offer is, however, subject to conditions as set forth in the Offer to Purchase.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON FRIDAY, JUNE 26, 2009, UNLESS THE OFFER IS EXTENDED.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF DEPOSITARY SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR DEPOSITARY SHARES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE, INCLUDING OUR REASONS FOR MAKING THE OFFER, AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR DEPOSITARY SHARES IN THE OFFER.

Upon the terms and subject to the conditions of the Offer, the Company will select the lowest price per share (the “Purchase Price”) that will enable it to purchase 4,000,000 Depositary Shares or, if a lesser number of Depositary Shares are validly tendered, all Depositary Shares that are validly tendered and not validly withdrawn. All shares purchased in the Offer will be purchased at the same Purchase Price regardless of whether a holder has validly tendered Depositary Shares at a lower price. Only Depositary Shares validly tendered at prices at or below the Purchase Price, and not validly withdrawn, will be purchased. However, because of proration as described in the Offer to Purchase, even if a holder validly tenders Depositary Shares at or below the Purchase

Price, all of the Depositary Shares tendered may not be purchased if more than the number of Depositary Shares sought are validly tendered. Depositary Shares not purchased in the Offer will be returned at the Company’s expense promptly following the expiration of the Offer.

Under no circumstances, including, but not limited to, by reason of any delay in making payment, will the Company pay interest on the Purchase Price. The Offer will expire at 11:59 P.M., New York City time, on June 26, 2009, unless extended (such date and time, as the same may be extended, the “Expiration Date”). The Company may extend the period of time in which the Offer will remain open. The Company will pay for all validly tendered and not validly withdrawn Depositary Shares promptly after the Expiration Date (the “Payment Date”). Subject to applicable Securities and Exchange Commission (the “SEC”) regulations, the Company reserves the right, in its sole discretion, to change the terms of the Offer, including, but not limited to, purchasing more or less than 4,000,000 Depositary Shares in the Offer. In accordance with SEC rules, the Company may, and expressly reserves the right to, purchase in the Offer an additional amount of Depositary Shares not to exceed 2% of the outstanding Depositary Shares without amending or extending the Offer. In addition, the Company could decide to purchase Depositary Shares beyond a 2% increase, subject to applicable legal requirements.

In order to tender Depositary Shares in the Offer, prior to the expiration of the Offer, a holder must deliver to the Tender Agent a properly completed Letter of Transmittal (or an agent’s message, as defined in the Offer to Purchase), including any required signature guarantees, together with a confirmation of receipt for the Depositary Shares pursuant to the procedure for book-entry transfer described in the Offer to Purchase, as well as any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Company will be deemed to have accepted for payment, and therefore purchased, Depositary Shares that are validly tendered and are not validly withdrawn, only when, as of and if it gives oral or written notice to D. F. King & Co., Inc., the Tender Agent for the Offer, of its acceptance of the Depositary Shares for payment under the Offer. The Company will pay for Depositary Shares tendered and accepted for payment in the Offer only after timely confirmation of a book-entry transfer of such Depositary Shares into the Tender Agent’s account at The Depository Trust Company (“DTC”) a properly completed Letter of Transmittal or a manually signed facsimile thereof or an agent’s message, and any other documents required by the Letter of Transmittal.

Upon the terms and subject to the conditions of the Offer, if more than 4,000,000 Depositary Shares have been validly tendered and not validly withdrawn at or prior to the Expiration Date, the Company will purchase all validly tendered Depositary Shares tendered at or below the Purchase Price on a pro rata basis, if necessary, subject to adjustment to avoid the purchase of fractional shares. If the Offer is over-subscribed, the Company may not be able to announce the final results of any proration or commence payment for any Depositary Shares purchased pursuant to the Offer until approximately seven business days after the Expiration Date.

The Company expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Depositary Shares by giving oral or written notice of such extension to the Tender Agent and making a public announcement of such extension. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Depositary Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Depositary Shares upon the occurrence of any of the conditions specified in the Offer to Purchase by giving oral or written notice of such termination or postponement to the Tender Agent and making a public announcement of such termination or postponement.

The Company is undertaking the Offer as part of its overall plan to augment the composition of its capital by increasing the common shareholders’ equity component of Tier 1 capital.

Upon consummation of the Offer, the carrying value of the shares of Series A Preferred Stock which are purchased in the Offer will reduce shareholders’ equity, and the discount between the repurchase price and the carrying value will result in an increase to the Company’s retained earnings.

IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, THE COMPANY INFORMS YOU THAT (I) ANY U.S. TAX ADVICE CONTAINED HEREIN IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE DUSED, FOR THE PURPOSE OF AVOIDING PENALTIES UNDER THE INTERNAL REVENUE CODE; (II) ANY SUCH TAX ADVICE IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE MATTERS ADDRESSED; AND (III) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT ADVISOR.

Generally, the receipt of cash by holders in exchange for Depositary Shares in the Offer will be treated for U.S. federal income tax purposes as either (i) a sale or exchange of such Depositary Shares or (ii) a distribution in respect of the stock of the Company, depending on the particular circumstances of each holder. Holders will generally be subject to U.S. federal income tax and applicable tax withholding on the exchange of their Depositary Shares for cash in the Offer. The Company intends to withhold tax on payments to holders to the extent required. Holders are encouraged to read the Offer to Purchase, particularly Section 13, for additional information regarding the U.S. federal income tax consequences of participating in the Offer. The Company recommends that holders consult with their tax advisors with respect to their particular situations.

Holders may withdraw any Depositary Shares they have tendered at any time before the Expiration Date. If the Company has not accepted for payment the Depositary Shares that have been tendered to it, holders may also withdraw their Depositary Shares after 11:59 p.m., New York City time, on Monday, July 27, 2009. To withdraw Depositary Shares, holders must deliver a written notice of withdrawal with the required information to the Tender Agent while holders still have the right to withdraw their Depositary Shares. Any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Depositary Shares and otherwise comply with DTC’s procedures.

The Company will decide, in its sole discretion, all questions as to the form and validity of notices of withdrawal, and each such decision will be final and binding. None of the Company, the Dealer Manager, the Information Agent, the Tender Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Depositary Shares and will be furnished to banks, brokers, dealers, and trust companies and similar persons whose names, or the names of whose nominees, appear on the Company’s holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Depositary Shares. The Company has requested the holders list and the security listing position for this purpose.

The Offer to Purchase and the related Letter of Transmittal contain important information that holders should read carefully before they make any decision with respect to the Offer. Holders may obtain additional copies of the Offer to Purchase and the Letter of Transmittal from the Information Agent at the address and telephone number set forth below. The Information Agent will promptly furnish to holders additional copies of these materials at the Company’s expense.

Please direct any questions or requests for assistance to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Holders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Depositary Shares, please contact the Tender Agent.

The Information Agent for the Offer is:

D. F. King & Co., Inc.

48 Wall Street New York, NY 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 901-0068

The Dealer Manager for the Offer is:

Goldman, Sachs & Co.

One New York Plaza

New York, NY 10004

Call Toll Free: (800) 828-3182

June 1, 2009

This advertisement prepared by:	Scheduled to appear in:
The Wall Street Journal — 4 col. x 21” — b/w — June 1, 2009
90498 — Zions — Summary Ad
Proof 2b — 05/31/09 — 00:50